Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-178486, 333-249023 and 333-234699) pertaining to the Amended and Restated Omnibus Incentive Plan, Second Amended and Restated Omnibus Incentive Plan and the Deferred Compensation Plan of Capri Holdings Limited and subsidiaries of our reports dated May 26, 2021 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Capri Holdings Limited and subsidiaries, included in this Annual Report (Form 10-K) for the year ended March 27, 2021.
/s/ ERNST & YOUNG LLP
New York, New York
May 26, 2021